Exhibit 99.1
Ann Parker, Director
Investor Relations
605-988-1000
ann.parker@lodgenet.com
LODGENET WITHDRAWS PROPOSED OFFERING OF SENIOR SECURED NOTES
     SIOUX FALLS, SD, September 30, 2010 — LodgeNet Interactive Corporation, (Nasdaq: LNET), announced today that it has withdrawn its proposed private offering of senior secured notes, having determined the pricing and terms were not acceptable. LodgeNet announced the proposed offering on September 20, and the proceeds were to be used to fully repay borrowings and to terminate the commitments under the Company’s existing credit facilities, pay certain financing and swap breakage fees and for general corporate purposes. On September 28, LodgeNet announced that a variety of other alternatives were also under consideration, including deferral of the transaction if the pricing and terms were not acceptable.
     LodgeNet is fully compliant with the covenants in its existing credit facility, and expects to remain compliant while executing its business plan. The Company will continue to evaluate its capital structure and optimize its overall cost of capital.
About LodgeNet Interactive
     LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses. LodgeNet Interactive serves approximately 1.9 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
Special Note Regarding Forward-Looking Statement
The statements in this press release regarding the Company’s continuing compliance with the terms of its credit facility are forward-looking statements that involve risks and uncertainties, including, but not limited to, covenant compliance. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company’s business, see Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-Q and 8-K subsequently filed from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
The information included herein shall not be deemed to be “filed” for purposes of Section 18 of the Securities Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, regardless of any incorporation by reference language in any such filing, except as expressly set forth by specific reference in such filing.